Exhibit 99.1

Kaival Brands (OTCQB: KAVL) achieves cumulative $100M in revenue in less than a year; Reconfirms Fiscal Year 2021 Revenue Guidance of $400M - $450M

Kaival Brands Reports Fiscal Year First Quarter Revenues of $37 million and Gross Profit of $4.8 million

GRANT, FL, March 16, 2021 (PR Newswire) – Kaival Brands Innovations Group, Inc. (OTCQB: KAVL) (“Kaival Brands,” the “Company,” or “we”), is the exclusive global distributor of all products manufactured by Bidi Vapor, LLC ("Bidi Vapor"), which are intended exclusively for adults 21 and over. Bidi Vapor's primary offering, the Bidi® Stick, is the fastest-growing closed system disposable electronic nicotine delivery system (ENDS) in the U.S. The tamper-resistant Bidi® Stick is also the only ENDS on the market with an ecologically friendly, mass-recycling program called Bidi® Cares. Kaival Brands also recently launched Bidi Vapor’s Bidi® Pouch, a tobacco-free nicotine pouch in six flavors.

The Company’s fiscal first quarter, ended January 31, 2021, achieved significant revenue and profitability milestones. The metrics posted during the first quarter of 2021 were the best to date. In under a year, the Company demonstrated the powerful market adoption of the Bidi® Stick by achieving a cumulative $100 million in revenues since it commenced business operations in March 2020. More impressively, the Company achieved this milestone despite revenue slowdowns during the fourth quarter of 2020 as a result of packaging and labeling updates. As previously disclosed, during the fourth quarter of 2020 the Company and Bidi Vapor made the bold decision to wash out inventory and repackage the entire product line in an effort to go “above and beyond” U.S. Food and Drug Administration packaging and labeling guidelines. While the repackaging decision slowed upward revenue trends during the fourth quarter of 2020, it underscores the Company’s decision to always put the community first. As stated by the Company’s President and Chief Executive Officer, Niraj Patel, “people before profits, responsibility before revenue.”

From a comparative perspective, first quarter of 2021 revenues were $37.3 million, compared to revenues of $0 in the first quarter of 2020. In addition to the Company’s excitement about reaching the cumulative $100 million in revenues landmark, the Company is even more excited about its profitability metrics. “Given the significant expenses associated with infrastructure, start-up costs, marketing, legal, and many other business necessities, we are proud of our ability to reach profitability so early on in our development,” added Niraj Patel. “The gross profit number provides a glimpse into our future net profits as we continue to scale the business in a smart and efficient operational manner.”

The Company’s second quarter of 2021 is shaping up to include additional milestones. Kaival Brand’s march to a Nasdaq listing continues with market maker commitment letters. From a revenue perspective, February and March have benefited from the Company’s new distribution partnerships as well as the roll out of the Bidi® Pouch. As such, the Company expects revenues to increase during the second fiscal quarter ending April 31, 2021. “Given our current visibility, we remain very confident in our full year fiscal 2021 revenue guidance of $400 million to $450 million,” Mr. Patel said.

Please find a link to a recent podcast interview of Chief Executive Officer Niraj Patel.

https://www.cspdailynews.com/tobacco/podcast-deep-dive-flavored-vape

Mr. Patel, the Company’s President, Chief Executive Officer and Chief Financial Officer, owns and controls Bidi Vapor. As a result, Bidi Vapor and the Company are considered under common control and Bidi Vapor is considered a related party.

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible marketing, supporting age-verification standards and sustainability through its Bidi® Cares recycling program. The company’s premiere device, the Bidi® Stick, is a premium product made with medical-grade components, a UL-certified battery, and technology designed to deliver a consistent vaping experience. Bidi Vapor is also adamant about strict compliance with all federal, state, and local guidelines and regulations.

For more information, visit www.bidivapor.com

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At BIDI® Vapor, innovation is key to its mission, with the BIDI® Stick promoting environmental sustainability while providing a unique vaping experience to adult smokers. Contributing to a smoke-free world for our future generations is in BIDI® Vapor’s DNA.

Kaival Brands Innovations Group, Inc., Grant, Florida, is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation.

Learn more about Kaival Brands Innovations Group, Inc., at www.kaivalbrands.com

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; changes in government regulation or laws that affect our business; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Investor Relations:

Inflection Partners, LLC

New York | Philadelphia | New Orleans

www.inflectionpartnersllc.com

Office: (504) 381-4603

stephen@inflectionpartnersllc.com

Media:

Inflection Partners, LLC

New York | Philadelphia | New Orleans

www.inflectionpartnersllc.com

Office: (504) 381-4603

kandace@inflectionpartnersllc.com

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